EXHIBIT 10.1

November 7, 2005

Mr. David Loflin CEO DIAMOND I, INC. 5555 Hilton Avenue, Suite #207 Baton Rouge, LA 70808

Dear Mr. Loflin:

This letter confirms our understanding that Northeast Securities, Inc. ("NESC") has been engaged as financial advisor for DIAMOND I, INC. (the "Company"), including its successors and assigns, with respect to reviewing the Company's capital structure, its principal businesses and its financing and refinancing alternatives. If appropriate, in connection with performing its services for the Company hereunder, NESC may utilize the services of one or more of its affiliates, in which case references herein to NESC shall include such affiliates.

1.	NESC will perform the following financial advisory and investment banking services:
(a)	familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, condition (financial and otherwise) and prospects of the Company;
(b)	review the Company’s business model and strategies, including technology/joint ventures; external capital infusions; acquisitions and other possible initiatives;
(c)

review the Company’s current capital structure, capital needs and financing alternatives pursuant to a contemplated “best efforts” capital raise, and advise Company management on such financing alternatives; and

(d)

render such other financial advisory and investment banking services as may from time to time be agreed upon by NESC and the Company, which may include due diligence of the Company and contact with customers of the Company, including possible joint venture participants.

2.

NESC’s compensation for services rendered under this engagement will be the following: upon the receipt and execution of this agreement, the Company shall pay to NESC the sum of $10,000 in cash, and 3.5 million common stock purchase warrants of the Company with an exercise price of $0.04 per share, for the services listed in paragraph 1 hereof rendered during the Term of this agreement. In the event the Company chooses to raise funds through a “best efforts” private sale of securities during the Term of this agreement, the Company and NESC shall enter into a separate engagement letter.

3.

The Company recognizes and confirms that, in advising the Company, NESC will be using and relying on non-public and publicly available information and on data, material and other information furnished to NESC’s by the Company and other parties. It is understood that in performing under this engagement NESC’s may assume and rely upon the accuracy and to the best of the Company’s knowledge, completeness of, and is not assuming any responsibility for independent verification of, such non-public and publicly available information and the other information so furnished.

4.

The Company represents and warrants that it will use best efforts to ensure that all information and documents furnished by the Company will not, at the time so furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.

The Company will provide to NESC during the term of this engagement such information regarding the business and financial condition of the Company and its affiliates as NESC may request and as is reasonably required by NESC in order to perform its obligations hereunder, including without limitation such information as NESC may request in order to satisfy itself as to the accuracy of the Company's representations and warranties set forth herein. All non-public information supplied by the Company will be kept confidential by NESC.

6.

The term of this agreement shall be from December 1, 2005 through May 31, 2006 (the “Term”) (unless earlier terminated as provided below). This agreement may be terminated with respect to all parties hereto at any time by either NESC or the Company, with or without cause, effective upon 10 days' prior written notice thereof to the other party; provided, however, that termination of NESC's engagement hereunder shall not affect any of the terms under paragraph 8 hereof. As set forth herein, paragraph 8 shall survive any termination or expiration of this agreement.

7.

NESC has been retained under this agreement as an independent contractor with duties owed solely to the Company. The advice (written or oral) rendered by NESC pursuant to this agreement is intended solely for the benefit and use of the Board of Directors and senior management of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public reference to NESC be made by the Company or its representatives, without the prior written consent of NESC, which consent shall not be reasonably withheld or delayed.

8.

In connection with the services NESC has agreed to render to the Company hereunder, the Company shall (a) indemnify NESC and hold it harmless to the fullest extent permitted by law against any losses, claims, damages or liabilities to which NESC may become subject in connection with (i) its use of information that is inaccurate in any material respect (as a result of misrepresentation, omission, failure to update, or otherwise) that is provided to NESC by the Company, its representatives, agents or advisers, regardless of whether NESC knew or should have known of such inaccuracy, or (ii) any other aspect of its rendering such services, unless it is finally judicially determined that such losses, claims, damages or liabilities relating thereto arise only out of the gross negligence or willful misconduct of NESC, and (b) reimburse NESC for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with its performance of its duties hereunder.

9.

This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

10.

This agreement may be executed in counterparts, each of which together shall be considered a single document. This agreement shall be binding upon NESC and the Company and their respective successors and assigns, provided, however, that this agreement shall not be assignable by either party without the prior written consent of the other party. This agreement is not intended to confer any rights upon any shareholder, owner, or partner of the Company, or any other person not a party hereto other than the indemnified persons entitled to indemnification hereunder. This agreement, and all exhibits hereto, represents the entire agreement of the parties and may not be amended or waived except by a writing signed by both parties.

We are pleased to accept this engagement and look forward to working as partners with you and management toward the goals of increased revenues and profits and significant enhancement of shareholder value. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement among the Company and NESC.

Very truly yours,
NORTHEAST SECURITIES, INC.
By: O. LEE TAWES, III
O. Lee Tawes, III
Executive Vice President
AGREED
DIAMOND I, INC.
By: /s/ DAVID LOFLIN
Mr. David Loflin
CEO